                                   EXHIBIT 11

                        FORM OF DEFERRED BONUS AGREEMENT

  This Agreement is made and entered into this 8th day of May, 1995, by and between TIE/COMMUNICATIONS, INC. (The "Company") and
(the "Employee").

  Whereas, the Company and the Employee desire to enter into a Deferred Bonus Agreement with respect to bonus compensation herein awarded to the Employee; and

  Whereas, the Company desires to induce its key employees to remain faithful and diligent employees of the Company or one of its subsidiaries; and

  Whereas, the Company continues to regard the Employee as a key employee of the Company or its subsidiaries;

  Now, Therefore, in consideration of the mutual covenants herein expressed, the parties hereto hereby state the Deferred Bonus Agreement as follows:

  1. Deferred Compensation. Employee shall be entitled to such deferred compensation as shall be specified in Appendix A.

  2. Accounting of Deferred Bonus. No funds shall be set aside for the payment of such deferred compensation to the Employee, but an accounting entry reflecting the deferred compensation determined in accordance with Appendix A (the "Deferred Amount") shall be credited to an account established for the Employee, which shall be referred to herein as the "Deferred Bonus Account" or "Account". In addition, the Employee's Deferred Bonus Account shall be credited as of each December 31 with an amount, computed as simple interest for the fiscal year ending on such December 31 on the sum of the balance of the Account as of such December 31 at the rate determined by dividing (a) the sum of the rate earned by TIE/communications, Inc. Retirement and Savings Plan section noted as "CIGNA Long Term Fund" for the calendar year ending with such fiscal year and the rate earned on five-year Treasury Notes on the most recent sale date prior to the December 31 immediately preceding such June 30 by (b) two.

  3. Entitlement to Payment. Provided the Employee is employed by the Company or one of its subsidiaries as of a distribution date set forth in the schedule below (the "Distribution Date"), the Employee shall be entitled to payment on the Distribution Date indicated equal to such percentage as indicated below of his Deferred Bonus Account determined as of the December 31 immediately prior to the Distribution Date:

      DISTRIBUTION DATE                                               PERCENTAGE
      -----------------                                               ----------
       1/1/96.......................................................      50%
       1/1/97.......................................................      85%
       1/1/98.......................................................     100%

Notwithstanding the foregoing, the Employee shall be entitled to the balance of Employee's Account upon the first to occur of:

    (a) his death; and

    (b) his permanent disability such that he is, or will continue to be, unable to perform services in an executive capacity for the Company, as determined in the Company's sole discretion, and such disability shall have continued for one year.

In the event of the Employee's disability or death, the Company shall distribute the value of the Employee's Deferred Bonus Account to the Employee or, in the event of his death, his beneficiaries (as provided in Section 4 hereof) within 60 days following the earlier of his disability or death in one lump sum payment. The calculation of the amount to be distributed shall be based upon the value of such Account as of the December 31 preceding his death or disability, whichever is earlier. However, should the Employee terminate his/her employment voluntarily or be terminated for cause no distribution shall be made.

  4. Beneficiaries. In the event that the Employee shall die while entitled to benefits hereunder, the payment which would otherwise be made to the Employee shall be paid to the surviving spouse, and if there is no surviving spouse, to such of his descendants who survive him, payable in equal shares per stirpes. If none of the foregoing persons are living, such payment shall be made to his estate. As used herein, the term spouse shall not include any individual from whom the Employee is legally separated on the date of his death.

  5. Miscellaneous.

    (a) No Contract of Employment. Nothing herein contained shall be construed to be a contract of employment between the Company or its subsidiaries and the Employee or to obligate the Company or its subsidiaries to retain the Employee in its employment or the Employee to remain in the Company's or a subsidiary's employment in any capacity for any period.

    (b) Alienation. Neither the Employee nor his beneficiaries shall have any right to sell, assign, transfer or pledge any rights under this Agreement.

    (c) Assignment and Binding Effect. This Agreement shall not be assignable by either party hereto or by operation of law or otherwise. The Employee agrees that in the event of the insolvency or liquidation of the Company, or sale of all or substantially all of its assets, that he will only have such rights as those of an unsecured creditor.

    (d) Entire Agreement. This Agreement contains the entire understanding among the parties and shall not be modified except in writing by both of the parties hereto.

    (e) Headings. The descriptive headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

    (f) Notices. Any notices or other communication with respect to this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, certified or registered, return receipt requested and with proper postage prepaid, addressed as follows:

  If to the Employee, at:

    -------------------------------------

    -------------------------------------

    -------------------------------------

    -------------------------------------

  If to the Company, at:

    TIE/communications, Inc.
    8500 W. 110th Street
    Overland Park, KS 66210
    Attn: George N. Benjamin, III

or at such other address as either party hereto may designate for himself or itself, by written notice given to the other party from time to time in the manner hereinabove provided.

    (g) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by, or invalid under, applicable law, such provision shall be deemed ineffective to the minimal extent required without invalidating the remainder of such provision or to the remaining provisions of this Agreement or the application of such provisions to other parties or circumstances.

    (h) Governing Law. The construction, operation and validity of this Agreement shall be governed by the laws of the State of Kansas.

    (i) Termination. The Company may terminate this Agreement at any time, provided that no such termination shall divest the Employee of amounts which accrued under this Agreement prior to the effective date of the termination. The Employee shall be entitled to payment as a result of termination of the Agreement only as provided in this Agreement.

    (j) Action of Company. Any action required or permitted to be taken by the Company under this Agreement shall be taken on behalf of the Company by the President of the Company or his duly authorized representative.

  In Witness Whereof, the parties hereto have executed this Agreement all on the date above written.

                                          TIE/COMMUNICATIONS, INC.

                                          By:
                                             ----------------------------------

                                          Its:
                                             ----------------------------------

                                             ----------------------------------
                                                          Employee

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

                                                                      APPENDIX A

                          DEFERRED BONUS CONTRIBUTION

  The Company shall credit the Deferred Bonus Account of the Employee on each of July 1, 1995, October 1, 1995, March 1, 1996, and October 1, 1996.

              7/1/95.............................. 15%
             10/1/95.............................. 15%
              7/1/96.............................. 20%
              7/1/97.............................. 25%

  The above is the percentage of the employee's base pay to be credited and the date of the credit. For this purpose, "base pay" shall equal the Employee's gross annual salary, including draws, but excluding bonuses, commissions and employee fringe benefits, such as insurance programs, disability benefits paid under a long-term disability plan, severance payments, expense reimbursements, moving allowances, tuition reimbursements and deferred compensation.

                                       4